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                          FORM 8-K


              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                       CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): May 1, 2000





                  CROWN CENTRAL PETROLEUM CORPORATION
        (Exact name of registrant as specified in its charter)



     Maryland                    1-1059         52-0550682
(State or other jurisdiction  (Commission      (IRS Employer
 of incorporation)           File Number)   Identification No.)


         One North Charles Street
         Baltimore, Maryland                   21201
(Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:(410)539-7400


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Item 5.   Other Events

     Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) received an amended proposal dated May 1, 2000 from Apex Oil Company, Inc., a Missouri corporation that owns approximately 14.7% of Crown's Class A common stock and 3.5% of Crown's Class B common stock, to acquire all of the issued and outstanding Class A and Class B common stock held by Crown's shareholders other than Apex by merger for a price of
$10.00 per share.   The amended Apex proposal is subject to Apex's receipt
of an irrevocable commitment from a lender reasonably satisfactory to Apex to provide financing to Crown (on terms reasonably satisfactory to Apex) in an amount sufficient to repay Crown's 10 7/8% senior notes due 2005 in the event one or more of the note holders exercise their put rights under the indenture governing the senior notes following a change of control. The proposal is also conditioned on receiving all necessary governmental approvals and approval from Crown's board of directors and shareholders.

     Apex has also amended its alternative proposal dated March 29, 2000 to purchase between 3.5 and 4.5 million shares of Crown's Class A common stock from Crown in a private placement at a price of $9.50 per share by increasing the proposed purchase price to $10.00 per share. Apex is also continuing to advance a stock-for-stock proposal that it made in November 1999, which it asserts would value the existing Crown shares at $10.00 per share. Both of these alternative proposals are stated to include a shortfall distribution if the stock of the merged company or Crown fails to reach certain trading ranges, and both are conditioned on the finalization of replacement financing for Crown's $125 million of senior notes. Apex has stated that it will post a letter of credit in the amount of $30,000,000 to secure the shortfall distribution.

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Item 7(c)     EXHIBITS

Exhibit No.     Description
-----------     ----------

    99.1        Amended Proposals received from Apex
                by letter dated May 1, 2000

    99.2        Press Release dated May 2, 2000


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                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         CROWN CENTRAL PETROLEUM CORPORATION
                         (Registrant)


                         By: /s/ John E. Wheeler, Jr.
                             ------------------------
                         Name:  John E. Wheeler, Jr.
                         Title: Executive Vice President --
                                Chief Financial Officer


Dated:   May 2, 2000


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                         EXHIBIT INDEX
                         -------------


Exhibit No.     Description

    99.1        Amended Proposals received from Apex
                by letter dated May 1, 2000

    99.2        Press Release dated May 2, 2000